Exhibit 99.1

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary pro forma financial data has been derived from our historical financial statements and the historical financial statements of National Surgical Healthcare included elsewhere in this offering memorandum. The assumptions underlying the pro forma adjustments are described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined balance sheet of Surgery Partners as of March 31, 2017 gives effect to the Transactions as if they occurred on March 31, 2017 and combines the unaudited condensed consolidated historical balance sheets of each of the Parent and National Surgical Healthcare as of March 31, 2017.

The unaudited pro forma condensed combined statement of operations of Surgery Partners for the LTM Period ended March 31, 2017 gives effect to the Transactions as if they occurred on January 1, 2016. The unaudited pro forma condensed combined statement of operations of Surgery Partners for the year ended December 31, 2016 and for the three month periods ended March 31, 2017 and 2016 give effect to the Transactions as if they occurred on January 1, 2016.

The unaudited pro forma condensed combined financial statements have been prepared by our management for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Transactions occurred on the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that the combined company will experience. The pro forma adjustments are based on the preliminary assumptions and information available that management believes are reasonable under the circumstances and give pro forma effect to events that are (1) directly attributable to the Transactions on a pro forma basis, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations exclude certain non-recurring charges that have been or will be incurred in connection with the Transactions, including certain expenses related to the Transactions, including acquisition-related investment banker and professional fees of both Surgery Partners and NSH and the write-off of bridge commitment fees that we will incur in connection with the closing of the Transactions. Upon the closing of the Transactions, we expect to record an expense to reflect these charges, which, in the aggregate, we estimate will be approximately $48.6 million. Such amounts have been reflected in the unaudited pro forma condensed combined balance sheet.

The consolidated financial statements and accounting records of National Surgical Healthcare used to derive the unaudited pro forma condensed combined financial information have been adjusted to remove the impact of Casper, which will not be acquired by us as part of the NSH Acquisition. National Surgical Healthcare is a subsidiary of NSH (the company being acquired in the NSH Acquisition). As a result of applicable SEC and public company financial reporting requirements, we will publicly report the consolidated financial statements of NSH Holdco, Inc. (which National Surgical Healthcare has not historically prepared and which are not currently available), rather than the National Surgical Healthcare consolidated financial statements included in this offering memorandum. These publicly reported NSH financial statements will differ from the National Surgical Healthcare financial statements included in this offering memorandum on account of such applicable financial reporting requirements and we cannot assure you that any such difference will not be material.

The summary unaudited pro forma financial data should be read in conjunction with the information contained in “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Consolidated Historical Financial and Other Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included herein, and the historical audited consolidated financial statements and the accompanying notes and the audited and unaudited condensed consolidated financial statements and the accompanying notes of Surgery Partners and National Surgical Healthcare, respectively, included herein. The unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations, balance sheet data or financial information would have been if the Transactions had occurred as of the dates indicated or what such results will be for any future periods.

	Unaudited Pro Forma Financial Information for the Transactions
	Year Ended December 31,	Three Months Ended March 31,		LTM Period Ended March 31,
(in thousands, except shares and per share amounts)	2016	2017	2016	2017
Consolidated Statements of Operations Data
Revenues	$1,679,678	$422,902	$391,078	$1,711,502
Operating expenses:
Total cost of revenues	1,213,703	313,839	289,543	1,237,999
General and administrative expenses	79,586	21,681	17,720	83,547
Depreciation and amortization	65,898	17,457	16,253	67,102
Provision for doubtful accounts	38,179	9,587	7,651	40,115
Income on equity investments	(7,560)	(1,973)	(1,286)	(8,247)
Loss (gain) on disposal of investments and long-lived assets, net	2,946	1,198	(289)	4,433
Merger transaction costs	8,038	(1,531)	3,172	3,335
Loss on debt extinguishment	11,876	—	8,281	3,595
Gain on litigation	(14,101)	—	—	(14,101)
Electronic health records incentives	(3,327)	(135)	(93)	(3,369)
Other (income) expense	55	(2)	57	(4)
Total operating expenses	1,395,293	360,121	341,009	1,414,405
Operating income	284,385	62,781	50,069	297,097
Tax receivable agreement expense	(3,733)	—	—	(3,733)
Interest expense, net	(153,674)	(38,265)	(34,898)	(157,041)
Income before income taxes and discontinued operations	126,978	24,516	15,171	136,323
Provision for income taxes	7,759	2,631	1,222	9,168
Income from continuing operations	119,219	21,885	13,949	127,155
(Less) Net income attributable to noncontrolling interests	(112,124)	(25,405)	(23,645)	(113,884)
Net loss attributable to Surgery Partners	7,095	(3,520)	(9,696)	13,271
Less: Preferred Dividends	(30,604)	(7,370)	(7,370)	(30,604)
Net (loss) income attributable to Common Shareholders	(23,509)	(10,890)	(17,066)	(17,333)
Net income (Loss) Per Share:
Net income (loss) per share attributable to common stockholders:
Basic	(0.49)	(0.23)	(0.36)	(0.36)
Diluted(1)	(0.49)	(0.23)	(0.36)	(0.36)
Weighted average common shares outstanding
Basic	48,018,944	48,019,652	48,017,226	48,019,652
Diluted(1)	48,018,944	48,019,652	48,017,226	48,019,652
Other Data:
Adjusted EBITDA(2)	256,308	58,006	55,009	259,305
Adjusted EBITDA as a % of revenues(2)	15.3%	13.7%	14.1%	15.2%
Credit Agreement EBITDA(2)	317,074			311,321
Consolidated Balance Sheet Data (as of end of period):
Working capital				301,514
Total assets				3,567,438
Long-term debt, less current maturities				2,034,174
Total equity				456,882

(1)         The impact of potentially dilutive securities for the periods presented was not considered because the effect would be anti-dilutive in those periods.

(2)         Credit Agreement EBITDA, Adjusted EBITDA and EBITDA are non-GAAP financial measures. These measures should not be viewed as an alternative to GAAP measures of performance. The presentation of Credit Agreement EBITDA, Adjusted EBITDA and EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Surgery Partners — Credit Agreement EBITDA, Adjusted EBITDA and EBITDA.”

When we use the term “Adjusted EBITDA,” it is referring to net income minus (a) net income attributable to non-controlling interests plus (b) income tax (benefit) expense, (c) interest and other expense, net, (d) depreciation and amortization, (e) management fee, (f) merger transaction, integration and practice acquisition costs, (g) non-cash stock compensation expense, (h) loss on debt refinancing, (i) contingent acquisition compensation expense, (j) tax receivable agreement expense, (k) gain on litigation settlement, (l) loss (gain) on disposal or impairment of long-lived assets and (m) adjustments related to the NSH Acquisition. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. Our operating strategy is to apply a market-based approach in structuring its partnerships with individual market dynamics driving the structure. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by its surgical facilities and other operations.

We use Adjusted EBITDA as a measure of liquidity. It is included because we believe that it provides investors with additional information about its ability to incur and service debt and make capital expenditures.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles (“GAAP”). It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. The Company’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

When we use the term “Credit Agreement EBITDA,” we are referring to Adjusted EBITDA, as defined above, further adjusted for (a) synergies, (b) acquisitions, (c) non-cash expenses and (d) de novo start-up losses. These adjustments do not relate to our historical financial performance and instead relate to estimates compiled by our management and calculated in conformance with the definition of “Consolidated EBITDA” used in our Existing Credit Agreement.

We have included Credit Agreement EBITDA, Adjusted EBITDA and EBITDA in this offering memorandum because we believe it is useful to investors in evaluating our operating performance compared to that of other companies in our industry, as its calculation eliminates the effects of financing, income taxes and the accounting effects of capital spending, as these items may vary for different companies for reasons unrelated to overall operating performance. When analyzing our operating performance, investors should not consider Credit Agreement EBITDA, Adjusted EBITDA or EBITDA in isolation or as a substitute for net loss, cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with GAAP. Our calculation of EBITDA is not necessarily comparable to those of other similarly titled measures reported by other companies. The following table represents the reconciliation of Credit Agreement EBITDA, Adjusted EBITDA and EBITDA to net income (loss) attributable to Surgery Partners for the periods indicated below:

	Unaudited Pro Forma for the Transactions
		Three Months		LTM Period
	Year Ended	Ended		Ended
	December 31,	March 31,		March 31,
(in thousands)	2016	2017	2016	2017
Consolidated Statements of Operations Data
Income from continuing operations	119,219	21,885	13,949	127,155
(Minus):
Net income attributable to non-controlling interests	112,124	25,405	23,645	113,884
Plus (minus):
Income tax expense (benefit)	7,759	2,631	1,222	9,168
Interest expense, net	153,674	38,265	34,898	157,041
Depreciation and amortization	65,898	17,457	16,253	67,102
EBITDA	234,426	54,833	42,677	246,582
Plus:
Merger transaction, integration and practice acquisition costs	10,917	(1,277)	3,917	5,723
Tax receivable agreement expense	3,733	—	—	3,733
Non-cash stock compensation expense	2,021	634	133	2,522
Loss on debt refinancing	11,876	—	8,281	3,595
Contingent acquisition compensation expense	5,092	2,033	—	7,125
Gain on litigation settlement	(14,101)	—	—	(14,101)
Loss (gain) on disposal of investments and long-lived assets, net	2,355	1,196	(206)	3,757
NSH Acquisition adjustment	(11)	587	207	369
Adjusted EBITDA	256,308	58,006	55,009	259,305
Plus:
Acquisitions(a)	33,257			26,107
Non-cash expenses	1,596			1,596
De novo start-up losses(b)	913			552
NSH pro forma adjustment(c)	5,000			3,761
NSH Acquisition cost synergies(d)	20,000			20,000
Credit Agreement EBITDA	317,074			311,321

(a)         Represents impact of acquired anesthesia entities, physician practices and surgical facilities as if each acquisition had occurred on January 1, 2016, including cost savings from reductions in corporate overhead, supply chain rationalization, enhanced physician engagement, improved payor contracting and revenue synergies associated with rolling out our suite of ancillary services throughout both the acquired entities and Symbion portfolio. For the avoidance of doubt, this does not represent or include any potential or actual impact of the NSH Acquisition. For purposes of this pro forma presentation, revenue synergies of $7.5 million from other business initiatives (unrelated to the NSH Acquisition) as defined in the Existing Credit Agreement have not been included in Credit Agreement EBITDA.

(b)         Relates to the losses associated with de novo in-market physician practices opened during the LTM Period ended March 31, 2017.

(c)          Represents the estimated pro forma impact of various NSH facility expansions and acquisitions, as well as the total joint program, calculated in conformance with the definition of “Consolidated EBITDA” used in the credit agreements governing our credit facilities.

(d)         Represents the impact of the supplies and corporate synergies anticipated in connection with the NSH Acquisition, including, with respect to supplies, cost savings related to consolidation and renegotiation of supply vendor contracts and with respect to corporate, cost savings related to the consolidation of the corporate offices and related staff, systems and services.